UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 10, 2006 (May 4, 2006)

Date of Report (Date of earliest event reported)

Pinnacle Data Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	001-16103	31-1263732
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6600 Port Road

Groveport, Ohio 43125

(Address of principal executive offices)

(614) 748-1150

(Registrant’s Telephone Number, Including Area Code)

NO CHANGE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c)	On May 4, 2006, the Board of Directors appointed George Troutman, age 44, as the Chief Financial Officer, Treasurer and Secretary of the Company.

Prior to joining the Company, Mr. Troutman spent over eight years as Vice President and Chief Financial Officer of Pathlore Software Corporation (“Pathlore”), a technology firm producing corporate-learning management solutions and software, until its sale to its leading competitor, SumTotal Systems. As Vice President and Chief Financial Officer of Pathlore, Mr. Troutman was responsible for establishing and directing Pathlore’s overall financial policies and procedures, managing all financial functions (including the successful completion of a private equity investment) and providing financial expertise for Pathlore’s strategic, operational and financial planning activities. Mr. Troutman also negotiated reseller and distributor agreements with companies in Europe, Asia, Africa and the United States to expand Pathlore’s distribution of products. Finally, he established and controlled operational and financial functions for Pathlore’s international subsidiaries and distributors. Through several acquisitions and consistent organic growth, Pathlore grew from revenues of $6 million to $30 million during Mr. Troutman’s employment.

Mr. Troutman has no family relationships with any other director or executive officer of the Company, and neither Mr. Troutman nor any member of his immediate family has a direct or indirect interest in any transaction or series of transactions to which the Company is a party in which the amount involved exceeds $60,000. The Company intends to enter into an employment agreement with Mr. Troutman to reflect his appointment as Chief Financial Officer, Treasurer and Secretary of the Company, but the terms of such agreement are not determined at this time.

On May 8, 2006 the Company issued a news release announcing this appointment. A copy of this news release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Descriptions
99.1	Press Release dated May 8, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE DATA SYSTEMS, INC.
(Registrant)

/s/ Michael R. Sayre
Michael R. Sayre, Chief Executive Officer and President

Dated: May 10, 2006